Exhibit 99.1

Company Release – Mifflintown, PA – February 19, 2016 Juniata Valley Financial Corp. Announces 2015 and Fourth Quarter Financial Results

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced that Juniata’s net income for the year ended December 31, 2015 was $3,058,000. For the quarter ended December 31, 2015, net income was $125,000. Juniata also reported increases of $103,399,000 in total assets, $76,242,000 in total deposits and $81,907,000 in total loans over the amounts at December 31, 2014.

The comparability of the results of operations for the twelve and three month periods ending December 31, 2015 and the financial condition at December 31, 2014 were significantly impacted by the acquisition of FNBPA Bancorp, Inc. (“FNBPA”) on November 30, 2015. Juniata incurred $1,806,000 of non-recurring expense in conjunction with the acquisition FNBPA during 2015. Exclusive of these expenses and the corresponding tax impact, net income for the year ended December 31, 2015 was $4,369,000, an increase of $153,000, or 3.6%, over net income of $4,216,000 in 2014. The results for the quarter ended December 31, 2015 included non-recurring merger and acquisition expenses of $1,595,000. Excluding these expenses and the corresponding tax impact, net income for the three months ended December 31, 2015 was $1,236,000, an increase of $144,000, or 13.2%, over net income of $1,092,000 in the fourth quarter of 2014. The recorded amounts of assets purchased and liabilities assumed in the FNBPA acquisition resulted in an increase in Juniata’s equity of $10,637,000.

Ms. Barber stated, “Management invested significant time and effort into merger and acquisition activities in 2015. Our efforts were rewarded by the acquisition of FNBPA during the fourth quarter, expanding our revenue-generating opportunities geographically into the Northern Tier. Additionally, during 2015, loan growth, exclusive of acquired loans from the merger, was $38,000,000, a 13% increase over year-end 2014 loan balances. It is exciting to begin 2016 with a larger earning asset base and enhanced opportunities for trust and investment services delivery.”

Annualized return on average assets for the year ended December 31, 2015 was 0.62%. Adjusted for the non-recurring tax-effected merger and acquisition expenses, annualized return on average assets was 0.89% as compared to 0.90% for the same period in 2014. Annualized return on average equity, including and excluding tax-effected merger and acquisition expense, was 5.98% and 8.54%, respectively, for the year ended December 31, 2015 as compared to 8.31% in the year ended December 31, 2014.

Operating results for the year included those of FNBPA beginning on December 1, 2015. Overall, net interest income increased by $1,003,000 in 2015 compared to the prior year, primarily as a result of increased yields in the investment portfolio, increased loan balances and lower cost of deposits. In 2015, the loan loss provision was $502,000 versus $357,000 for 2014, with the increase primarily attributable to loan growth. Credit quality continued to improve in the fourth quarter of 2015. As of December 31, 2015, non-performing loans as a percentage of average outstanding loans was 1.20%, improving from 2.00% on December 31, 2014. Non-interest income increased $171,000, or 22.4%, due primarily to growth in customer service fees. Comparing the years ended December 31, 2015 and 2014, non-interest expense, other than non-recurring merger and acquisition costs, increased by $823,000, or 6.0%, primarily due to higher employee compensation expense. Earnings per share for the year ended December 31, 2015 was $0.72. Exclusive of tax-effected non-recurring merger and acquisition costs, earnings per share were $1.03 for the year ended December 31, 2015 compared to $1.01 for the same period in 2014.

As indicated above, operating results for the three months ended December 31, 2015 included those of FNBPA commencing on December 1, 2015 and were affected by non-recurring merger and acquisition expenses... Net interest income increased in the fourth quarter of 2015 by $433,000 when compared to the fourth quarter of 2014, driven by higher average loan balances and lower funding costs. Non-interest income grew by $31,000, or 2.7%. Non-interest expense increased by $182,000, or 5.2%, exclusive of non-recurring merger and acquisition costs.

Adjusted for the tax-effected impact of merger and acquisition expenses, annualized return on average assets for the fourth quarter of 2015 was 0.95% as compared to 0.91% for the same period in 2014 and annualized return on average equity was 9.17% and 8.56% in the fourth quarters of 2015 and 2014, respectively. Earnings per share, adjusted as described above, was $0.28, a 7.7% increase over earnings per share in the fourth quarter of 2014.

On January 19, 2016, Juniata’s Board of Directors declared a cash dividend of $0.22 per share, payable on March 1, 2016 to shareholders of record on February 16, 2016.

To review financial statements with more detail of quarter and year-to-date financial information, please refer to Juniata’s reports by following this link – Q4 2015 Financial Statements. It can be also be found at www.jvbonline.com, under Investor Relations/Financial Highlights/Q4 2015 Financial Highlights.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the SEC.  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.